Exhibit 99.1

VASCO Reports Results for First Quarter 2010

Revenue for the first quarter 2010 was $23.9 million, an increase of 3% compared to the first quarter 2009; Operating income for the first quarter 2010 was $0.7 million a decrease of 85% compared to the first quarter 2009. Financial results for the period ended March 31, 2010 and guidance for full-year 2010 to be discussed on conference call today at 10:00 a.m. E.D.T.

OAKBROOK TERRACE, IL, and ZURICH, Switzerland, April 27, 2010 - VASCO Data Security International, Inc. (NASDAQ: VDSI) (www.vasco.com), today reported financial results for the first quarter ended March 31, 2010.

Revenue for the first quarter of 2010 increased 3% to $23.9 million from $23.2 million in the first quarter of 2009. Net income for the first quarter of 2010 was $0.6 million, or $0.01 per fully diluted share, a decrease of $2.9 million, or 83%, from $3.5 million, or $0.09 per fully diluted share, for the first quarter of 2009.

Financial Highlights:

•	Gross profit was $16.7 million, or 70%, of revenue for the first quarter of 2010. Gross profit was $16.7 million, or 72%, of revenue for the first quarter of 2009.

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Operating expenses for the first quarter 2010 were $16.0 million, an increase of 33% from $12.0 million reported for the first quarter 2009. Operating expenses for the first quarter of 2009 included a benefit from the reversal of $2.0 million of expenses accrued at 12/31/08 related to long-term, performance-based, incentive awards.

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Operating income for the first quarter 2010 was $0.7 million, a decrease of $4.0 million, or 85%, from $4.7 million reported for the first quarter of 2009. Operating income as a percentage of revenue in the first quarter 2010 was 3% compared to 20% in the first quarter of 2009.

•	Earnings before interest, taxes, depreciation and amortization were $1.5 million for the first quarter 2010, a decrease of 71% from $5.3 million reported for the first quarter of 2009.

•	Net cash balances, total cash and cash equivalents less bank borrowings, at March 31, 2010 totaled $76.1 million compared to $67.6 million at December 31, 2009.

Operational and Other Highlights:

•	VASCO won 438 new customers in Q1 2010 (52 new banks and 386 new enterprise security customers).

•	VASCO transforms the eSecurity landscape by launching DIGIPASS as a Service (DaaS)TM Authentication Service Offering.

•	Landbouwkrediet/ Crédit Agricole (Belgium) deploys DIGIPASS and VACMAN Controller to secure online access to its banking application.

•	Cascades secures its remote network with VASCO’s two-factor authentication.

•	PartyGaming decides to protect its online customers with two-factor authentication from VASCO.

•	Virginia Heritage Bank secures cash management solution and employee access with VASCO DIGIPASS.

•	VASCO partners with Tech Data to offer market leading strong authentication to North American channel.

•	VASCO makes DIGIPASS for Mobile available to Windows Mobile users.

•	VASCO expands its SEAL-offering with IDENTIKEY Server 3.1 e-learning and announces new authorized training centers (VATC).

•	VASCO expands its DIGIPASS Pack offering with an IDENTIKEY based version.

Guidance for full-year 2010:

VASCO is reaffirming its guidance for the full-year 2010 as follows:

•	Revenue growth of 15% to 20% for the full-year 2010 over full-year 2009,

•	Operating margins as a percentage of revenue for full-year 2010 are projected to be in the range of 5% to 10%.

“The first quarter of 2010 was challenging due to prospects in the banking market delaying budget spend for new projects and current customers slowing down existing projects,” stated T. Kendall Hunt, Chairman & CEO. “Also contributing to the results was the very strong fourth quarter of 2009 which we believe impacted the number of transactions that normally would have occurred in the first quarter of 2010. Notwithstanding the results of the first quarter, we are encouraged by the number of new transactions that are in various stages of discussions or negotiation. We continue to believe that we will return to a trend of solid growth in 2010 over the comparable periods in 2009. We are also continuing to invest in the infrastructure and people needed to support growth in all of our markets as well as the launch of our authentication services business.”

“As evidenced by the large number of requests for proposal in which we are involved, we believe that the banking market is continuing its recovery,” said Jan Valcke, VASCO’s President and COO. “While we expect that there will be pressure on price and terms of the new banking deals, we believe that we are very well positioned to win a large number of the proposals. We are also encouraged by the continuing growth in the Enterprise and Application Security market and the continued development of our authentication services product offering. With the expected growth in each of these areas, we believe that it is very important that we continue to invest in our infrastructure and workforce throughout 2010 to ensure that we are well positioned for strong growth in 2011.”

Cliff Bown, Executive Vice President and CFO added, “During the first quarter 2010 our balance sheet continued to show strength. For the first quarter our net cash balance increased $8.5 million, or 13%, and our working capital decreased $1.3 million, or 1%, from December 31, 2009. Days sales outstanding in net accounts receivable at March 31, 2010 decreased to 83 days from 88 days at December 31, 2009.

Conference Call Details

In conjunction with this announcement, VASCO Data Security International, Inc. will host a conference call today, April 27, 2010, at 10:00 a.m. EST - 16:00h CET. During the Conference Call, Mr. Ken Hunt, CEO, Mr. Jan Valcke, President and COO, and Mr. Cliff Bown, CFO, will discuss VASCO’s Results for the First Quarter 2010.

To participate in this Conference Call, please dial one of the following numbers:

USA/Canada: +1 800-734-4208

International:  +1 212-231-2902

And mention VASCO to be connected to the Conference Call.

The Conference Call is also available in listen-only mode on www.vasco.com. Please log on 15 minutes before the start of the Conference Call in order to download and install any necessary software. The recorded version of the Conference Call will be available on the VASCO website 24 hours a day.

VASCO Data Security International, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended March 31,
	2010	2009

Net revenue	$23,915	$23,175

Cost of goods sold	7,227	6,477

Gross profit	16,688	16,698

Operating costs:
Sales and marketing	7,929	6,802
Research and development	3,272	2,444
General and administrative	4,648	2,623
Amortization of purchased intangible assets	115	107

Total operating costs	15,964	11,976

Operating income	724	4,722

Interest income	71	143
Other income (expense), net	60	(248)

Income before income taxes	855	4,617
Provision for income taxes	282	1,154

Net income	$573	$3,463

Basic net income per share	$0.02	$0.09
Diluted net income per share	$0.01	$0.09

Weighted average common shares outstanding:
Basic	37,400	37,308

Diluted	38,287	38,022

VASCO Data Security International, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	March 31, 2010	December 31, 2009
	(unaudited)
ASSETS
Current assets:
Cash and equivalents	$76,120	$67,601
Accounts receivable, net of allowance for doubtful accounts	21,979	30,400
Inventories	8,904	9,015
Prepaid expenses	1,735	1,588
Foreign sales tax receivable	550	1,086
Deferred income taxes	521	563
Other current assets	359	632

Total current assets	110,168	110,885

Property and equipment, net	4,947	5,189
Goodwill	12,967	13,813
Intangible assets, net of accumulated amortization	1,706	1,797
Other assets	970	1,040

Total assets	$130,758	$132,724

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	4,287	$4,505
Deferred revenue	7,862	7,188
Accrued wages and payroll taxes	5,141	5,178
Income taxes payable	3,212	3,097
Other accrued expenses	3,347	3,285

Total current liabilities	23,849	23,253

Deferred compensation	649	490
Deferred revenue	185	277
Deferred tax liability	276	328

Total liabilities	24,959	24,348

Stockholders’ equity :
Common stock	37	37
Additional paid-in capital	67,746	67,371
Accumulated income	37,291	36,718
Accumulated other comprehensive income	725	4,250

Total stockholders’ equity	105,799	108,376

Total liabilities and stockholders’ equity	$130,758	$132,724

Reconciliation of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) to net income (in thousands):

	Three months ended March 31,
	2010	2009
	(in thousands, unaudited)

EBITDA	$1,516	$5,302

Interest income, net	71	143
Provision for income taxes	(282)	(1,154)
Depreciation and amortization	(732)	(828)

Net income	$573	$3,463

EBITDA is a non-GAAP financial measure within the meaning of applicable U.S. Securities and Exchange Commission rules and regulations. We use EBITDA as a measure of performance, a simplified tool for use in communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation and amortization we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation and amortization), or deal with the structure or financing of the business (e.g., interest) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). Similarly, we find that the comparison of our results to those of our competitors is facilitated when we do not need to consider the impact of those items on our competitors’ results.

EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States. While we believe that EBITDA, as defined above, is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate our full performance or our prospects. Such an evaluation needs to consider all of the complexities associated with our business including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business and how regulations and the other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment. Net income determined in accordance with U.S. GAAP is the most complete measure available today to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows, which will be filed as part of our annual report on Form 10-K, provides the full accounting for how we have decided to use resources provided to us from our customers, lenders and shareholders.

About VASCO

VASCO is a leading supplier of strong authentication and e-signature solutions and services specializing in Internet Security applications and transactions. VASCO has positioned itself as global software company for Internet Security serving a customer base of over 9,500 companies in more than 100 countries, including approximately 1,450 international financial institutions. VASCO’s prime markets are the financial sector, enterprise security, e-commerce and e-government.

Forward Looking Statements

Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “mean,” and similar words, is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements.

Reference is made to the VASCO’s public filings with the U.S. Securities and Exchange Commission for further information regarding VASCO and its operations.

This document may contain trademarks of VASCO Data Security International, Inc. and its subsidiaries, including VASCO, the VASCO “V” design, DIGIPASS, VACMAN, aXsGUARD and IDENTIKEY.

For more information contact:

Jochem Binst, +32 2 609 97 00, jbinst@vasco.com